Exhibit 10.1

Costco Wholesale Corporation
Executive Bonus Plan

For fiscal year 2024, executive officers other than the Chief Executive Officer and the President are eligible for a total bonus of up to $232,000. This amount includes $80,000 based on the achievement of targets relating to sales and $80,000 based on the achievement of targets relating to pre-tax income. The potential payment attributable to each of these performance goals may be from zero to up to 120% of the award target amount, based on the level of achievement of the goal. Up to $40,000 can be earned relating to environmental and social objectives: $24,000 relating to achievement of quantitative performance metrics (including metrics concerning diversity equity and inclusion, resource consumption, and other emissions and environmental-related areas); and up to $16,000 based on a discretionary assessment by the Chief Executive Officer of the officers’ environmental and social achievements (including, without limitation, progress in controlling emissions).
Ron Vachris will serve as President until December 31, 2023, and as President and Chief Executive Officer starting January 1, 2024. He is eligible to receive a total bonus of up $621,333. This amount reflects blended base bonus amounts: a base amount of $400,000 for the four months he serves as President and a base amount of $600,000 for the eight months he serves as President and Chief Executive Officer. The blended amount includes $220,000 based on the achievement of targets relating to sales and $220,000 based on the achievement of targets relating to pre-tax income. The potential payment attributable to each of these performance goals may be from zero to up to 120% of the award target amount, based on the level of achievement. In addition, $93,333 can be earned relating to environmental and social objectives for achievement of quantitative performance metrics (including metrics concerning diversity equity and inclusion, resource consumption, and other emissions and environmental-related areas).
Base bonus targets are exclusive of foreign currency changes. The final bonus amounts are subject to the approval of the Compensation Committee. To be eligible for the annual bonus, an individual must be employed by the Company at the time bonus checks are issued (November).